Exhibit 4.10

NEITHER THIS DEBENTURE NOR THE SECURITIES INTO WHICH THE DEBENTURE IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE. THESE SECURITIES HAVE BEEN SOLD IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

PLUG POWER INC.

Convertible Debenture

Principal Amount: $200,000,000

Debenture Issuance Date: November 12, 2024
Debenture Number: PLUG-1

FOR VALUE RECEIVED, PLUG POWER INC., an entity organized under the laws of the state of Delaware (the “Company”), hereby promises to pay to the order of YA II PN, Ltd., or its registered assigns (the “Holder”) the amount set out above as the principal amount (as reduced or increased pursuant to the terms hereof pursuant to redemption, conversion or otherwise, the “Principal”) when due, whether upon the Maturity Date (as defined below), acceleration, redemption or otherwise (in each case in accordance with the terms hereof) and to pay interest (“Interest”) on any outstanding Principal at the applicable Interest Rate from the date set out above as the Debenture Issuance Date (the “Issuance Date”) until the same becomes due and payable, whether upon the Maturity Date or acceleration, conversion, redemption or otherwise (in each case in accordance with the terms hereof). This Convertible Debenture (including all debentures issued in exchange, transfer or replacement hereof, this “Debenture”) was originally issued pursuant to the Debenture Purchase Agreement dated as of November 11, 2024, as it may be amended from time to time (the “Purchase Agreement”) between the Company and the Buyer(s)listed on the Schedule of Buyers attached thereto. Certain capitalized terms used herein are defined in Section (15).

(1)	GENERAL TERMS

(a)Maturity Date. On the Maturity Date, the Company shall pay to the Holder an amount in cash representing all outstanding Principal, accrued and unpaid Interest, and any other amounts outstanding pursuant to the terms of this Debenture. The “Maturity Date” shall be November 12, 2026, as may be extended at the option of the Holder. Other than as specifically permitted by this Debenture, the Company may not prepay or redeem any portion of the outstanding Principal and accrued and unpaid Interest.

(b)Interest Rate and Payment of Interest. Interest shall accrue on the outstanding Principal balance hereof at an annual rate equal to 6.00% (“Interest Rate”), which Interest Rate shall increase to an annual rate of 16.00% upon the occurrence of an Event of Default (for so long as such event remains uncured and unwaived). Interest shall be calculated based on a 365-day year and the actual number of days elapsed, to the extent permitted by applicable law.

(c)Payment Dates. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(2)	PAYMENTS

(a)Monthly Payments. If, at any time after the Issuance Date and from time to time thereafter, an Amortization Event occurs, then the Company shall make monthly payments (each such monthly payment, an “Amortization Payment”) beginning on the 10th Trading Day after the Amortization Event Date and continuing on the same day of each successive Calendar Month (each such payment date, an “Amortization Payment Date”). Each Amortization Payment shall be in an amount equal to the sum of (i) $22,500,000 of Principal, or the then- outstanding Principal if the then-outstanding Principal less than such amount (the “Amortization Principal Amount”), plus (ii) the Payment Premium (as defined below) in respect of such Amortization Principal Amount, plus (iii) the accrued and unpaid Interest in respect of the Amortization Principal Amount to, but not including, such payment date. The obligation of the Company to make monthly Amortization Payments related to an Amortization Event shall cease (with respect to any payment that has not yet come due) if any time after the Amortization Event Date (A) in the event of a Floor Price Event, on the date that is the 7th consecutive Trading Day that the daily VWAP is greater than 110% of the Floor Price then in effect, (B) in the event of an Exchange Cap Event, the date the Company has obtained stockholder approval to increase the number of Common Shares under the Exchange Cap and/or the Exchange Cap no longer applies, or (C) in the event of a Registration Default, the condition or event causing the Registration Default has been cured or the Common Shares issuable upon conversion of this Debenture would be Freely Tradable, unless, in any of the foregoing cases, a subsequent Amortization Event occurs. If this Debenture is held by more than one holder, the Amortization Principal Amount, Payment Premium in respect of such Amortization Principal Amount and Interest payable shall be allocated to each holder based on each holder’s pro-rata portion of the total outstanding Principal amount outstanding on this Debenture.

(b)	Reserved.

(c)The Company shall have the right, but not the obligation, to redeem (“Optional Redemption”) early in cash a portion or all amounts outstanding under this Debenture at the Redemption Amount (as defined below) as described in this Section 2(c); provided that (A) the Company provides the Holder with at least three (3) Trading Days’ prior written notice (each, a “Variable Redemption Notice”) of its desire to exercise an Optional Redemption, which Variable Redemption Notice (i) shall be delivered to the Holder after the closing of regular trading hours on a Trading Day, and (ii) may only be given if the VWAP on the date such Variable Redemption Notice is delivered is less than the Fixed Price, (B) the Company provides the Holder with at least 30 calendar days’ prior written notice (each, a “Fixed Price Stock Redemption Notice”) of its desire to exercise an Optional Redemption, which Fixed Price Stock Redemption Notice (i) shall be delivered to the Holder after the closing of regular trading hours on a Trading Day, and (ii) may only be given if the VWAP on the date such Fixed Price Stock Redemption Notice is delivered is equal to or greater than the Upper Redemption Threshold or (C) the Company provides the Holder with three (3) Trading Days’ prior written notice (each, a “Fixed Price Cash Redemption Notice,” and together with a Variable Redemption Notice and a Fixed Price Stock Redemption Notice, each a “Redemption Notice”) of its desire to exercise an Optional Redemption, which Fixed Price Cash Redemption Notice (i) shall be delivered to the Holder after the closing of regular trading hours on a Trading Day, and (ii) may only be given if the VWAP on the date such Fixed Price Cash Redemption Notice is delivered is equal to or greater than the Upper Redemption Threshold. Each Redemption Notice shall be irrevocable and shall specify the outstanding balance of the Debentures to be redeemed and the Redemption Amount. The “Redemption Amount” shall be (x) in the case of a Variable Redemption Notice or a Fixed Price Stock Redemption Notice, an amount equal to the outstanding Principal balance being redeemed by the Company, plus the Payment Premium in respect of such Principal amount, plus all accrued and unpaid Interest in respect of such Redemption Amount to, but not including, such redemption date, or (y) in the case of a Fixed Price Cash Redemption Notice, an amount equal to (I) the outstanding Principal balance being redeemed by the Company, plus 5% of such Principal amount, plus all accrued and unpaid Interest in respect of such Redemption Amount to, but not including, such redemption date divided by (II) the Fixed Price multiplied by (III) the VWAP of the Common Shares on the date the Redemption Notice is received by the Holder, which Redemption Amount shall be paid in all cases in cash by wire transfer of immediately available funds to an account designated by the Holder. After receipt of a Redemption Notice, the Holder shall have, in the case of a Variable Redemption Notice, three (3) Trading Days or, in the case of a Fixed Price Stock Redemption Notice, thirty (30) calendar days (in any case, beginning with the Trading Day immediately following the date such Redemption Notice is received) to elect to convert all or any portion of the outstanding Principal of this Debenture plus the Payment Premium in respect of such Principal plus all accrued and unpaid Interest in respect of such Redemption Amount to, but not including, such redemption date. On the fourth (4th) Trading Day after the applicable Variable Redemption Notice is delivered or the thirty-first (31st) Trading Day after the applicable Fixed Price Stock Redemption Notice is delivered, the Company shall deliver to the Holder the applicable Redemption Amount to the extent not converted and otherwise after giving effect to conversions or other permitted payments made during, in the case of a Variable Redemption Notice, the preceding three (3) Trading Day period or, in the case of a Fixed Price Stock Redemption Notice, the preceding thirty (30) Trading Day period. In the case of a Fixed Price Cash Redemption Notice, the Holder shall not be permitted to convert any portion of the outstanding Principal or accrued and unpaid Interest to be redeemed by the Company pursuant to such Fixed Price Cash Redemption Notice, and on the fourth (4th) Trading Day after the applicable Fixed Price Cash Redemption Notice is delivered, the Company shall deliver to the holder the applicable Redemption Amount.

(d) Other than as specifically set forth in this Debenture, the Company shall not have the ability to make any early repayments without the consent or at the request of the Holder.

(3)	EVENTS OF DEFAULT.

(a)An “Event of Default”, wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(i)The Company's failure to pay to the Holder any amount of Principal after such payment is due, or any Redemption Amount, Payment Premium, Interest, or other cash amounts when and as due under this Debenture or any other Transaction Document and such failure continues for a period of five (5) Business Days;

(ii)(A) The Company or any Significant Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to the Company or any such Significant Subsidiary or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Company or any such Significant Subsidiary or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors or (B) an involuntary case or other proceeding shall be commenced against the Company or any Significant Subsidiary seeking liquidation, reorganization or other relief with respect to the Company or such Significant Subsidiary or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Company or such Significant Subsidiary or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 consecutive days;

(iii)The Company or any Significant Subsidiary of the Company shall default in any of its obligations under any note, debenture, or any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness for borrowed money or money due under any long term leasing (other than long term leases that are fully secured by restricted cash or a bona fide letter of credit) or factoring arrangement of the Company or any Significant Subsidiary of the Company in an aggregate amount exceeding $25,000,000 (or its foreign currency equivalent), whether such indebtedness (or money due under a long term leasing (other than long term leases that are fully secured by restricted cash or a bona fide letter of credit) or factoring arrangement) now exists or shall hereafter be created and such default shall result in such indebtedness (or money due under a long term leasing (other than long term leases that are fully secured by restricted cash or a bona fide letter of credit) or factoring arrangement) becoming or being declared due and payable and such default is not thereafter cured, waived, rescinded or annulled or such indebtedness for borrowed money (or money due under a long term leasing (other than long term leases that are fully secured by restricted cash or a bona fide letter of credit) or factoring arrangement) is not discharged within ten (10) Business Days;

(iv)a final judgment or judgments for the payment of money aggregating in excess of $25,000,000 (or its foreign currency equivalent) (excluding any amounts covered by insurance) are rendered against the Company and/or any of its Significant Subsidiaries and which judgment or judgments, as the case may be, is not discharged, paid, waived or stayed within thirty (30) days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished;

(v)The Common Shares shall cease to be quoted or listed for trading, as applicable, on any Principal Market for a period of ten (10) consecutive Trading Days;

(vi)The occurrence of any Change of Control Transaction (as defined in Section (20)) unless in connection with such Change of Control Transaction this Debenture is redeemed under Section (2)(c);

(vii)The Company's (A) failure to deliver the required number of shares of Common Shares to the Holder within three (3) Trading Days after the applicable Share Delivery Date or (B) written notice to any Holder, or a public announcement by the Company, at any time, of its intention not to comply with a request for conversion of any Debenture into Common Shares that is properly tendered for conversion in accordance with the provisions of the Debenture, other than pursuant to Section (4)(c);

(viii)Any material representation or warranty made by the Company in Section 3 of the Purchase Agreement, or any waiver hereunder or under another Transaction Document, or in any report, certificate, financial statement or other document furnished pursuant to any Transaction Document, shall prove to have been incorrect when made or deemed made;

(ix)(A) Any material provision of any Transaction Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder, ceases to be in full force and effect, other than if caused by a Holder or any of its Affiliates; (B) the Company or any other authorized Person on the Company’s behalf contests in writing the validity or enforceability of any material provision of any Transaction Document; or (C) the Company unreasonably denies in writing that it has any or further liability or obligation under any Transaction Document, or purports in writing to revoke, terminate (other than in line with the relevant termination provisions) or rescind any Transaction Document;

(x)The Company uses the proceeds of the issuance of this Debenture, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulations T, U and X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof), or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose;

(xi)The Company shall fail to observe or perform any covenant, agreement or warranty contained in, or otherwise commit any breach or default of any provision of this Debenture (except as may be covered by Section (3)(a)(i) through (3)(a)(x) hereof) or any other Transaction Document which is not cured or remedied within the time prescribed or if no time is prescribed within ten (10) Business Days after receiving written notice thereof from a Holder.

(b)During the time that any portion of this Debenture is outstanding, if any Event of Default has occurred (other than an event with respect to the Company described in

Section (3)(a)(ii)), the full unpaid Principal amount of this Debenture, together with accrued and unpaid Interest and other amounts owing in respect thereof and other Obligations accrued hereunder and under the other Transaction Documents, to the date of acceleration, shall become at the Holder's election given by notice pursuant to Section (8), immediately due and payable in cash; provided that, in the case of any event with respect to the Company described in Section (3)(a)(ii), the full unpaid Principal amount of this Debenture, together with accrued and unpaid Interest and other amounts owing in respect thereof and other Obligations accrued hereunder and under the other Transaction Documents, to the date of acceleration, shall automatically become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company. Furthermore, in addition to any other remedies, the Holder shall have the right (but not the obligation) to convert, at the Conversion Price, on one or more occasions all or part of the Conversion Amount in accordance with Section (4) and subject to the limitations in Sections (4)(c)(i) and (4)(c)(ii) (but not subject to any other limitations contained herein, including, but not limited to, the limitations set forth in Sections 4(c)(iii) and (4)(b)(i)(2)) at any time after (x) a Specified Event of Default (for so long as such Specified Event of Default is continuing) or (y) the Maturity Date, provided that this Debenture remains outstanding. The Holder need not provide, and the Company hereby waives, any presentment, demand, protest or other notice of any kind, (other than required notice of conversion) and the Holder may immediately enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such declaration may be rescinded and annulled by the Holder in writing at any time prior to payment hereunder. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

(4)CONVERSION OF DEBENTURE. This Debenture shall be convertible into Common Shares, on the terms and conditions set forth in this Section (4).

(a)Conversion Right. Subject to the limitations of Section (4)(c), at any time or times on or after the Issuance Date, the Holder shall be entitled to convert any portion of the outstanding and unpaid Conversion Amount (as defined below) into fully paid and nonassessable Common Shares in accordance with Section (4)(b), at the Conversion Price (as defined below). The number of Common Shares issuable upon conversion of any Conversion Amount pursuant to this Section (4)(a) shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price. The Company shall not issue any fraction of a Common Shares upon any conversion. All calculations under this Section (4) shall be rounded to the nearest

$0.0001. If the issuance would result in the issuance of a fraction of a Common Shares, the Company shall round such fraction of a Common Shares up to the nearest whole share. The Company shall pay any and all transfer, stamp and similar taxes that may be payable with respect to the issuance and delivery of Common Shares upon conversion of any Conversion Amount.

(i)“Conversion Amount” means the portion of the Principal and accrued Interest to be converted with respect to which this determination is being made.

(ii)“Conversion Price” means, as of any Conversion Date (as defined below) or other date of determination, $2.90 per Common Share (the “Fixed Price”); provided that for purposes of the second sentence of Section (3)(b), Section (4)(b)(i)(2), Section (4)(c)(iii)(1), Section (4)(c)(iii)(2)(ii) (and for purposes of Section (4)(a) to the extent a conversion is pursuant to the second sentence of Section (3)(b), Section (4)(b)(i)(2), Section (4)(c)(iii)(1) or

Section (4)(c)(iii)(2)(ii)) and Section (5)(d) “Conversion Price” means, as of any Conversion Date or other date of determination, the lower of (i) the Fixed Price and (ii) 97.25% of the lowest daily VWAP for the Common Shares during the three (3) Trading Days immediately preceding the applicable Conversion Date or other date of determination (the “Market Price”), but which Market Price shall not be lower than the Floor Price then in effect. The Fixed Price shall be adjusted from time to time pursuant to the other terms and conditions of this Debenture.

(b)	Mechanics of Conversion.
(i)	Optional Conversion.

(1)To convert any Conversion Amount into Common Shares on any date (a “Conversion Date”), the Holder shall (A) transmit by email (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company and (B) if required by Section (4)(b)(iii), surrender this Debenture to a nationally recognized overnight delivery service for delivery to the Company (or an indemnification undertaking reasonably satisfactory to the Company with respect to this Debenture in the case of its loss, theft or destruction). On or before the second (2nd) Trading Day following the date of receipt of a Conversion Notice (the “Share Delivery Date”), the Company shall (X) if legends are not required by applicable law as reasonably determined by the Company to be placed on certificates or the book-entry position of the Common Shares and provided that the Company’s transfer agent is participating in the Depository Trust Company's (“DTC”) Fast Automated Securities Transfer Program, instruct such transfer agent to credit such aggregate number of Common Shares to which the Holder shall be entitled to the Holder's or its designee's balance account with DTC through its Deposit Withdrawal Agent Commission system or (Y) if the Company’s transfer agent is not participating in the DTC Fast Automated Securities Transfer Program, or if restrictive legends are required by applicable law as reasonably determined by the Company to be placed on certificates or book-entry positions of the Common Shares, issue and deliver to the address as specified in the Conversion Notice, a certificate or book-entry position, registered in the name of the Holder or its designee, for the number of Common Shares to which the Holder shall be entitled. If this Debenture is physically surrendered for conversion and the outstanding Principal of this Debenture is greater than the Principal portion of the Conversion Amount being converted, then the Company shall as soon as practicable and in no event later than five (5) Business Days after receipt of this Debenture and at its own expense, issue and deliver to the Holder a new Debenture representing the outstanding Principal not converted. The Person or Persons entitled to receive the Common Shares issuable upon a conversion of this Debenture shall be treated for all purposes as the record holder or holders of such Common Shares upon the transmission of a Conversion Notice.

(2)Notwithstanding the foregoing Section (4)(b)(i)(1), but subject to Section (4)(c)(iii)(2), prior to the Holder submitting any Conversion Notice at a Conversion Price equal to the Market Price (each such conversion, a “Market Price Conversion”), the Holder shall submit a notice in the form attached hereto as Exhibit II to the Company (a “Market Price Conversion Notice”) no earlier than twenty (20) Business Days and no less than five (5) Business Days prior to the first calendar day of any Calendar Month during which the Holder intends to submit Market Price Conversions. Upon receipt of a Market Price Conversion

Notice, the Company may elect to either (i) permit the Holder to submit Market Price Conversions during such Calendar Month in accordance with the maximum aggregate amount of such Market Price Conversions set forth therein and in accordance with Section (4)(c)(iii)(1) or (ii) prohibit Market Price Conversions during such Calendar Month; provided, that the Company may only prohibit Market Price Conversions during such Calendar Month if (x) the Company delivers notice to the Holder of its election to do so prior to the first calendar day of such Calendar Month (a “Market Price Conversion Payment Notice”) and (y) the Company makes a cash payment to the Holder by wire transfer of immediately available funds on or before the last Trading Day of such Calendar Month in an amount equal to (A) $22,500,000 of Principal plus (B) the Payment Premium on such Principal amount plus (C) all accrued and outstanding Interest on such Principal as of the first calendar day of such Calendar Month (such cash payment, a “Market Price Conversion Payment“). If the Holder does not receive a Market Price Conversion Payment Notice prior to the first calendar day of such Calendar Month, the Company shall be deemed to have elected to permit the Holder to submit Market Price Conversions during the applicable Calendar Month beginning on the first calendar day of such Calendar Month. For the avoidance of doubt and without implication that the opposite would otherwise be true, the Holder shall not be required to convert any portion of this Debenture at any time, including, but not limited to, following its submission of a Market Price Conversion Notice. Any and all conversions of this Debenture shall be at the sole discretion of the Holder. Notwithstanding anything to the contrary in the foregoing, (x) a Market Price Conversion Notice may not be submitted (and will be void if submitted) during the period beginning on the date an Amortization Event occurs and ending on the date the obligation of the Company to make monthly Amortization Payments related to such Amortization Event ceases (any such period, the “Amortization Period”) and (y) if an Amortization Period begins after the submission of a Market Price Conversion Notice, no further conversions of the Debenture will be permitted pursuant to this Section 4(b)(i)(2) and no Market Price Conversion Payment will be owed in relation to such Market Price Conversion Notice; provided, any Market Price Conversions undertaken prior to such Amortization Period beginning will be honored and if the Company elected to allow Market Price Conversions with respect to such Market Price Conversion Notice pursuant to clause (i) of this Section (4)(b)(i)(2) above, the Holder may continue to make Market Price Conversions pursuant to such Market Price Conversion Notice under which no Market Price Conversion Payment was contemplated.

(ii)Company's Failure to Timely Convert. If the Company shall fail, for any reason or for no reason, on or prior to an applicable Share Delivery Date to comply with its obligations to issue and deliver Common Shares to the Holder pursuant to Section (4)(b)(i)(1) to which the Holder is entitled upon such Holder's conversion of any Conversion Amount in respect of such Share Delivery Date (a “Conversion Failure”), and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) Common Shares to deliver in satisfaction of a sale by the Holder of Common Shares issuable upon such conversion that the Holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, within three (3) Business Days after the Holder's request and in the Holder's discretion, either (i) pay cash to the Holder in an amount equal to the Holder's total purchase price (including reasonable and documented brokerage commissions and other reasonable and documented out of pocket expenses, if any) for the Common Shares so purchased (the “Buy-In Price”), at which point the Company's obligation to deliver such certificate (and to issue such Common Shares) shall terminate, or (ii) promptly honor its obligation to deliver such Common Shares in accordance with Section (4)(b)(i)(1) and pay cash to the Holder in an amount equal to the excess (if any) of the

Buy-In Price over the product of (A) such number of Common Shares multiplied by (B) the Closing Price on the Conversion Date, and compliance by the Company with the foregoing will constitute a cure of any default or Event of Default for failing to so comply with its obligations to issue and deliver Common Shares to the Holder pursuant to Section (4)(b)(i)(1) to which the Holder is entitled upon such Holder's conversion of any Conversion Amount; provided, the Company shall only be permitted to cure such an Event of Default for failing to comply with its obligations to issue and deliver Common Shares to the Holder by timely satisfying its obligations under this Section (4)(b)(ii) and for which the Holder exercised its Buy-in right on two (2) occasions during the term of this Debenture, and any subsequent Event of Default for failing to comply with its obligations to issue and deliver Common Shares to the Holder and for which the Holder exercised its Buy-in right shall not be curable by timely satisfying its obligations under this Section (4)(b)(ii).

(iii)Registration; Book-Entry. The Company shall maintain a register (the “Register”) for the recordation of the name and address of the Holder of this Debenture (and the name and address of any Person who is transferred all or any portion of this Debenture to the extent permitted by the terms hereof or the Purchase Agreement) and the Principal amount (and stated Interest with respect thereto) held by the Holder (and any Person who is transferred all or any portion of this Debenture to the extent permitted by the terms hereof or the Purchase Agreement) (the “Registered Debenture”). The entries in the Register shall be conclusive and binding for all purposes absent manifest error. The Company and the holders of this Debenture shall treat each Person whose name is recorded in the Register as the owner of this Debenture for all purposes, including, without limitation, the right to receive payments of Principal and Interest hereunder, notwithstanding notice to the contrary. A Registered Debenture may be assigned, transferred or sold in whole or in part as permitted by the terms hereof or the Purchase Agreement, and any such permitted assignment, transfer or sale shall be reflected on the Register by the Company. Notwithstanding anything to the contrary set forth herein, upon conversion of any portion of this Debenture in accordance with the terms hereof, the Holder shall not be required to physically surrender this Debenture to the Company unless (A) the full Conversion Amount represented by this Debenture is being converted or (B) the Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of this Debenture upon physical surrender of this Debenture. The Holder and the Company shall maintain records showing the Principal and Interest converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Debenture upon any partial conversion.

(c)	Limitations on Conversions.

(i)Beneficial Ownership. The Holder shall not have the right to convert any portion of this Debenture to the extent that after giving effect to such conversion, the Holder, together with any affiliate thereof, would beneficially own (as determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder) in excess of 4.99% of the number of Common Shares outstanding immediately after giving effect to such conversion. The Holder shall have the authority and obligation to determine whether the restriction contained in this Section (4)(c)(i) will limit any particular conversion hereunder and to the extent that the Holder determines that the limitation contained in this Section (4)(c)(i) applies, the determination of which portion of the Principal amount of this Debenture is convertible shall be the responsibility and obligation of the Holder. The provisions of this Section (4)(c)(i) may be waived by a holder (but only as to itself and not to any other holder) upon not less than 65 days prior notice to the Company. Other holders shall be unaffected by any such waiver.

(ii)Principal Market Limitation. Notwithstanding anything in this Debenture to the contrary, the Company shall not issue any Common Shares pursuant to the terms of this Debenture if the issuance of such Common Shares would exceed the aggregate number of Common Shares that the Company may issue upon conversion of this Debenture and under the other Transaction Documents in compliance with the Company’s obligations under the rules or regulations of the Principal Market (the number of shares which may be issued without violating such rules and regulations is 182,148,267 and shall be referred to as the “Exchange Cap”), except that such limitation shall not apply in the event that the Company (A) obtains the approval of its stockholders as required by the applicable rules of the Principal Market for issuances of Common Shares in excess of such amount or (B) as advised by outside counsel to the Company that such approval is not required.

(iii)	Other Conversion Limitations.

(1)Subject to Sections (3)(b), (4)(c)(i), (4)(c)(ii) and (4)(c)(iii)(2), Market Price Conversions may be made during any Calendar Month but only to the extent permitted under Section (4)(b)(i)(2); provided that Market Price Conversions made during any Calendar Month shall not be in respect of more than $22,500,000 of Principal plus (y) all accrued and unpaid Interest on such Principal so converted at the Market Price.

(2)Notwithstanding anything to the contrary contained in this Debenture or in any other Transaction Document, there shall be no limitations, including, but not limited to, with respect to timing or amount, on conversions of this Debenture (i) at the Fixed Price at any time and (ii) at the Market Price following a Specified Event of Default for so long as such Specified Event of Default is continuing, other than, in either case of the foregoing clauses (i) and (ii) of this sentence, those limitations set forth in Sections (4)(c)(i) and (4)(c)(ii) of this Debenture in accordance with their respective terms.

(d)	Other Provisions.

(i)All calculations under this Section (4) shall be rounded to the nearest $0.0001 or whole share.

(ii)The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Common Shares at least 125,000,000 Common Shares for issuance upon conversion of this Debenture (the “Required Reserve Amount”), provided that such Required Reserve Amount may be reduced (i) to zero in connection with the cancellation of this Debenture, (ii) proportionately in connection with a reverse stock split undertaken by the Company and (iii) to the maximum number of Common Shares issuable upon conversion of this Debenture (assuming for purposes of this clause (iii) that (x) this Debenture is convertible at the Floor Price as of the date of determination and (y) any such conversion shall not take into account any limitations on the conversion of the Debenture set forth herein) if such maximum number of Common Shares is less than the Required Reserve Amount then in effect. The Required Reserve Amount shall be proportionately adjusted upward in connection with any stock split, stock dividend or other similar corporate action that results in an increase in the number of Common Shares outstanding (other than, for the avoidance of doubt, issuances of Common Shares not in connection with any stock split or stock dividend or other similar corporate action). The Company covenants that, upon issuance in accordance with conversion of this Debenture in accordance with its terms, the Common Shares, when issued, will be validly issued, fully paid and nonassessable.

(iii)Nothing herein shall limit a Holder's right to pursue actual damages or declare an Event of Default pursuant to Section (3) herein for the Company’s failure to deliver Common Shares upon conversion in the manner and within the time period specified herein and such Holder shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief, in each case without the need to post a bond or provide other security. The exercise of any such rights shall not prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(iv)Legal Opinions. The Company is obligated, upon reasonable notice, to use its commercially reasonable efforts to cause its legal counsel to promptly deliver legal opinions to the Company’s transfer agent in connection with any restrictive legend removal, if required by such transfer agent, upon (A) the resale of the Underlying Securities from time to time pursuant to the Registration Statement (if the Registration Statement is available for use in connection with such resale), or (B) the expiration of any holding period or other requirement, as determined by the Company upon advice of legal counsel, for which the Underlying Securities may bear legends restricting the transfer thereof. To the extent such opinions are not provided (either promptly or at all), then, other than because of an action or inaction of the Holder including if the Holder has failed to deliver reasonably requested representations to such transfer agent, the Company and the Company’s legal counsel in connection with such opinion, then, in addition to being a default that may mature into an Event of Default in accordance with Section (3)(a)(xi), the Company agrees to reimburse the Holder for all reasonable and documented costs incurred by the Holder in connection with any legal opinions paid for by the Holder in connection with sale or transfer of Underlying Securities. The Holder shall notify the Company of any such costs and expenses it incurs that are referred to in this section from time to time and all amounts owed hereunder shall be paid by the Company with reasonable promptness.

(v)The Company hereby expressly acknowledges and agrees that (i) the Purchase Agreement and all Transaction Documents to which it is a party are ratified and confirmed and shall remain in full force and effect and (ii) it has no set off, counterclaim, defense or other claim or dispute with respect to any Transaction Document as of the Issuance Date.

(vi)The Company hereby covenants and agrees that, upon the reasonable request of the Holder, the Company shall take all reasonably necessary action, at the Company’s sole expense, to ensure the continued registration for resale of the Registrable Securities, in accordance with applicable securities laws and regulations and subject to the occurrence and duration of any Blackout Period.

(5)	ADJUSTMENTS TO CONVERSION PRICE.

(a) Adjustment of Fixed Price and Floor Price in Certain Circumstances. If the Company, at any time while this Debenture is outstanding, shall (a) pay a stock dividend or otherwise make a distribution or distributions on its Common Shares in Common Shares, (b) subdivide outstanding Common Shares into a larger number of shares, (c) combine (including by way of reverse stock split) outstanding Common Shares into a smaller number of shares, or (d) issue by reclassification of shares of the Common Shares any shares of capital stock of the Company, then each of the Fixed Price and the Floor Price shall be multiplied by a fraction of which the numerator shall be the number of Common Shares (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of Common Shares outstanding after such event. Any adjustment made pursuant to this Section (5)(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b)Adjustment of Fixed Price upon Issuance of Common Shares. If the Company, at any time while this Debenture is outstanding, issues or sells any Common Shares or Convertible Securities (other than shares issued or sold by the Company in connection with any Excluded Securities), for a consideration per share (plus any related underwriting spread or placement agent fee paid to an underwriter or placement agent in connection with such issuance or sale) (the “New Issuance Price”) less than a price equal to the Fixed Price in effect immediately prior to such issue or sale (such price the “Applicable Price”) (the foregoing a “Dilutive Issuance”), then immediately after such Dilutive Issuance the Fixed Price then in effect shall be reduced to an amount equal to the New Issuance Price. For the purposes hereof, if the Company in any manner issues or sells any Convertible Securities (other than shares issued or sold by the Company in connection with any Excluded Securities) and the lowest price per share for which one Common Share is issuable upon such conversion or exchange or exercise thereof is less than the Applicable Price (without giving effect to any “make-whole” shares issuable in connection with a fundamental change, change of control, delisting or liquidation or dissolution or a redemption (in each case, however so defined)), then such Common Shares shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share. No further adjustment of the Fixed Price shall be made upon the actual issuance of such Common Shares upon conversion or exchange or exercise of such Convertible Securities.

(c)Other Events. If any event occurs of the type contemplated by the provisions of Section (5)(a) or (b) but not expressly provided for by such provisions, then the Company's Board of Directors will make an appropriate adjustment in the Fixed Price so as to protect the rights of the Holder under this Debenture; provided that no such adjustment will increase the Fixed Price as otherwise determined pursuant to this Section (5). If the Company issues any Convertible Securities with a variable conversion formula that is more favorable than this Debenture, then at the option of the Holder, the Market Price formula shall be changed to match that of the new Convertible Securities (it being understood that a customary “make-whole” provision for conversions in connection with certain change of control transactions, delisting events or the approval of a liquidation or dissolution or redemptions does not constitute a variable conversion formula).

(d)Other Corporate Events. In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of Common Shares are entitled to receive securities or other assets with respect to or in exchange for Common Shares (a “Corporate Event”), the Company shall make appropriate provision to ensure that the Holder will thereafter have the right to receive upon a conversion of this Debenture such securities or other assets received by the holders of Common Shares in connection with the consummation of such Corporate Event in such amounts as the Holder would have been entitled to receive had this Debenture initially been issued with conversion rights for the form of such consideration (as opposed to Common Shares) at a conversion rate for such consideration commensurate with the Conversion Price (as of the effective date of the Corporate Event). Provision made pursuant to the preceding sentence shall be in a form and substance reasonably satisfactory to the Required Holders. The provisions of this Section (5)(d) shall apply similarly and equally to successive Corporate Events and shall be applied without regard to any limitations on the conversion or redemption of this Debenture.

(e)Whenever the Fixed Price, Market Price formula or Floor Price is adjusted pursuant to this Section (5), the Company shall promptly provide the Holder with a written notice setting forth the Fixed Price, Market Price formula and Floor Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(f)Whenever there has been a payment of a dividend or other distribution on the Common Shares of any shares of capital stock of any class or series, or similar equity interest, of or relating to a Subsidiary or other business unit of the Company, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange (a “Spin-Off”), the Fixed Price shall be decreased based on the following formula:

FxP1=FxP0 ×	MP0
FMV+ MP0

where,
FxP0 =	the Fixed Price in effect immediately prior to the end of the Fx Valuation Period;
FxP1 =	the Fixed Price in effect immediately after the end of the Fx Valuation Period;
FMV0 =

the average of the VWAP of the capital stock distributed to holders of the Common Shares applicable to one Common Share over the first 10 consecutive Trading Day period after, and including, the Ex-Dividend Date of the Spin-Off (the “Fx Valuation Period”); and

MP0 =	the average of the VWAP of the Common Shares over the Fx Valuation Period.

The decrease to the Fixed Price under the preceding paragraph shall occur on the last Trading Day of the Fx Valuation Period; provided that if the relevant Conversion Date occurs during the Fx Valuation Period, references to 10 Trading Days shall be deemed to be replaced with such lesser number of Trading Days as have elapsed between the Ex-Dividend Date of such Spin-Off and the Conversion Date in determining the Fixed Price

(g)Whenever there has been a Spin-Off, the Floor Price shall be decreased based on the following formula:

FIP1=FxP0 ×	MP0
FMV+ MP0

where,
FlP0 =	the Floor Price in effect immediately prior to the end of the Fl Valuation Period;
FlP1 =	the Floor Price in effect immediately after the end of the Fl Valuation Period;
FMV0 =

the average of the VWAP of the capital stock distributed to holders of the Common Shares applicable to one Common Share over the first 10 consecutive Trading Day period after, and including, the Ex-Dividend Date of the Spin-Off (the “Fl Valuation Period”); and

MP0 =	the average of the VWAP of the Common Shares over the Fl Valuation Period.

The decrease to the Floor Price under the preceding paragraph shall occur on the last Trading Day of the Fl Valuation Period; provided that if the relevant Conversion Date occurs during the Fl Valuation Period, references to 10 Trading Days shall be deemed to be replaced with such lesser number of Trading Days as have elapsed between the Ex-Dividend Date of such Spin-Off and the Conversion Date in determining the Floor Price.

(h)	Reserved.

(6)INDEMNIFICATION.With respect to Registrable Securities which are included in the Registration Statement :

(a)To the fullest extent permitted by law, the Company shall, and hereby does, indemnify, hold harmless and defend the Holder, its investment manager and their respective directors, officers, partners, members, employees, agents, representatives, and successors and assigns of, and each Person, if any, who controls Holder within the meaning of the Securities Act or the Exchange Act (each, an “Indemnified Person”), against any losses, claims, damages, liabilities, judgments, fines, penalties, charges, costs, reasonable attorneys’ fees, amounts paid in settlement or expenses, joint or several (collectively, “Claims”) incurred in investigating, preparing or defending any action, claim, suit, inquiry, proceeding, investigation or appeal taken from the foregoing by or before any court or governmental, administrative or other regulatory agency, body or the SEC, whether pending or threatened, whether or not an indemnified party is or may be a party thereto (“Indemnified Damages”), to which any of them may become subject insofar as such Claims (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon: (i) any untrue statement or alleged untrue statement of a material fact in the Registration Statement or any post-effective amendment thereto or in any filing made in connection with the qualification of the offering under the securities or other “blue sky” laws of any jurisdiction in which Registrable Securities are offered (“Blue Sky Filing”), or the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading; (ii) any untrue statement or alleged untrue statement of a material fact contained in any final prospectus (as amended or supplemented, if the Company files any amendment thereof or supplement thereto with the SEC) related the resale of the Registrable Securities or the omission or alleged omission to state therein any material fact necessary to make the statements made therein, in light of the circumstances under which the statements therein were made, not misleading; or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any other law, including, without limitation, any state securities law, or any rule or regulation there under relating to the offer or sale of the Registrable Securities pursuant to a Registration Statement (the matters in the foregoing clauses (i) through (iii) being, collectively, “Violations”). The Company shall reimburse the Indemnified Persons and each such controlling person promptly as such expenses are incurred and are due and payable, for any legal fees or disbursements or other reasonable expenses incurred by them in connection with investigating or defending any such Claim. Notwithstanding anything to the contrary contained herein, the indemnification agreement contained in this Section (6)(a): (i) shall not apply to a Claim by an Indemnified Person arising out of or based upon a Violation which occurs in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of an Indemnified Person expressly for use in connection with the preparation of the Registration Statement, prospectus or any such amendment thereof or supplement thereto; (ii) shall not be available to the extent such Claim is based on a failure of an Indemnified Person to deliver or to cause to be delivered the prospectus made available by the Company; (iii) shall not be available to the extent such Claim is based on any finally adjudicated violation of law by an Indemnified Person in the sale of Registrable Securities due to the manner of sale of the Registrable Securities, (iv) shall not be available to the extent such Claim is based on any use by an Indemnified Person of a free writing prospectus, (v) shall not be available to the extent such Claim is based on an Indemnified Person’s sale of Registrable Securities during a Blackout Period and (vi) shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of the Company, which consent shall not be unreasonably withheld. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Person.

(b)In connection with a Registration Statement and any prospectus related to the resale of the Registrable Securities, the Holder agrees to indemnify, hold harmless and defend, to the same extent and in the same manner as is set forth in Section (6)(a), the Company, each of its directors, each of its officers, employees, representatives, or agents and each Person, if any, who controls the Company within the meaning of the Securities Act or the Exchange Act (each an “Indemnified Party”), against any Claim or Indemnified Damages to which any of them may become subject, under the Securities Act, the Exchange Act or otherwise, insofar as such Claim or Indemnified Damages: (i) arise out of or is based upon a Violation which occurs in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of an Indemnified Person expressly for use in connection with the preparation of the Registration Statement, prospectus or any such amendment thereof or supplement thereto; (ii) arise out of or is based upon a failure of an Indemnified Person to deliver or to cause to be delivered the prospectus made available by the Company; (iii) arise out of or is based upon any finally adjudicated violation of law by an Indemnified Person in the sale of Registrable Securities due to the manner of sale of the Registrable Securities, (iv) arise out of or is based upon any use by an Indemnified Person of a free writing prospectus or (v) arise out of or is based upon an Indemnified Person’s sale of Registrable Securities during a Blackout Period; and, subject to

Section (6)(d), the Holder will reimburse any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Claim; provided, however, that the indemnity agreement contained in this Section (6)(b) shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of the Holder, which consent shall not be unreasonably withheld; provided, further, however, that the Holder shall be liable under this Section (6)(b) for only that amount of a Claim or Indemnified Damages as does not exceed the net proceeds to the Holder (or its affiliates) as a result of the sale of Registrable Securities pursuant to such Registration Statement. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Indemnified Party. Notwithstanding anything to the contrary contained herein, the indemnification agreement contained in this Section (6)(b) with respect to any prospectus shall not inure to the benefit of any Indemnified Party if the untrue statement or omission of material fact contained in the prospectus was corrected and such new prospectus was delivered to the Holder prior to the Holder’s use of the prospectus to which the Claim relates.

(c)Promptly after receipt by an Indemnified Person or Indemnified Party under this Section (6) of notice of the commencement of any action or proceeding (including any governmental action or proceeding) involving a Claim, such Indemnified Person or Indemnified Party shall, if a Claim in respect thereof is to be made against any indemnifying party under this Section (6), deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume control of the defense thereof with counsel mutually satisfactory to the indemnifying party and the Indemnified Person or the Indemnified Party, as the case may be; provided, however, that an Indemnified Person or Indemnified Party shall have the right to retain its own counsel with the fees and expenses of not more than one (1) counsel for such Indemnified Person or Indemnified Party to be paid by the indemnifying party, if, in the reasonable opinion of counsel retained by the indemnifying party, the representation by such counsel of the Indemnified Person or Indemnified Party and the indemnifying party would be inappropriate due to actual or potential differing interests between such Indemnified Person or Indemnified Party and any other party represented by such counsel in such proceeding. The Indemnified Party or Indemnified Person shall cooperate fully with the indemnifying party in connection with any negotiation or defense of any such action or claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the Indemnified Party or Indemnified Person which relates to such action or claim. The indemnifying party shall keep the Indemnified Party or Indemnified Person fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. No indemnifying party shall be liable for any settlement of any action, claim or proceeding effected without its prior written consent; provided, however, that the indemnifying party shall not unreasonably withhold, delay or condition its consent. No indemnifying party shall, without the prior written consent of the Indemnified Party or Indemnified Person, consent to entry of any judgment or enter into any settlement or other compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party or Indemnified Person of a release from all liability in respect to such claim or litigation. Following indemnification as provided for hereunder, the indemnifying party shall be subrogated to all rights of the Indemnified Party or Indemnified Person with respect to all third parties, firms or corporations relating to the matter for which indemnification has been made. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the Indemnified Person or Indemnified Party under this Section (6), except solely to the extent that the indemnifying party is actually prejudiced in its ability to defend such action.

(d)The indemnification required by this Section (6) shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or Indemnified Damages are incurred.

(e)	The indemnity agreements contained herein shall be in addition to

(i) any cause of action or similar right of the Indemnified Party or Indemnified Person against the indemnifying party or others, and (ii) any liabilities the indemnifying party may be subject to pursuant to the law.

(7)	REISSUANCE OF THIS DEBENTURE.

(a)Transfer. If this Debenture is to be transferred, the Holder shall surrender this Debenture to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Debenture (in accordance with Section (7)(d)), registered in the name of the registered transferee or assignee, representing the outstanding Principal being transferred by the Holder (along with any accrued and unpaid Interest thereof) and, if less than the entire outstanding Principal is being transferred, a new Debenture (in accordance with Section (7)(d)) to the Holder representing the outstanding Principal not being transferred. The Holder and any assignee, by acceptance of this Debenture, acknowledge and agree that, by reason of the provisions of Section (4)(b)(iii) following conversion or redemption of any portion of this Debenture, the outstanding Principal represented by this Debenture may be less than the Principal stated on the face of this Debenture.

(b)Lost, Stolen or Mutilated Debenture. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Debenture, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Debenture, the Company shall execute and deliver to the Holder a new Debenture (in accordance with Section (7)(d)) representing the outstanding Principal.

(c)Debenture Exchangeable for Different Denominations. This Debenture is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Debenture or Debentures (in accordance with Section (7)(d)) representing in the aggregate the outstanding Principal of this Debenture, and each such new Debenture will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d)Issuance of New Debentures. Whenever the Company is required to issue a new Debenture pursuant to the terms of this Debenture, such new Debenture (i) shall be of like tenor with this Debenture, (ii) shall represent, as indicated on the face of such new Debenture, the Principal remaining outstanding (or in the case of a new Debenture being issued pursuant to Section (7)(a) or Section (7)(c), the Principal designated by the Holder which, when added to the Principal represented by the other new Debentures issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Debenture immediately prior to such issuance of new Debentures), (iii) shall have an issuance date, as indicated on the face of such new Debenture, which is the same as the Issuance Date of this Debenture, (iv) shall have the same rights and conditions as this Debenture, and (v) shall represent accrued and unpaid Interest from the Issuance Date.

(8)NOTICES. Any notices, consents, waivers or other communications required or permitted to be given under the terms hereof must be in writing by letter or email and will be deemed to have been delivered: upon either (A) receipt, when delivered personally, (B) one (1) Business Day after deposit with an overnight courier service with next day delivery specified, in each case, properly addressed to the party to receive the same or (C) receipt, when sent by electronic mail. The addresses and e-mail addresses for such communications shall be:

If to the Company, to:	Plug Power Inc.
125 Vista Boulevard,
Slingerlands, New York
Attention: General Counsel
Telephone: (518) 738-0970
E-Mail: gconway@plugpower.com

with a copy (which shall not	Goodwin Procter LLP
constitute notice) to:	620 Eighth Avenue
New York, New York 10018
Attention: James P. Barri and Audrey S. Leigh
E-Mail: jbarri@goodwinlaw.com; aleigh@goodwinlaw.com

If to the Holder:	YA II PN, Ltd
c/o Yorkville Advisors Global, LLC
1012 Springfield Avenue
Mountainside, NJ 07092
Attention: Mark Angelo
Telephone: 201-985-8300
Email: Legal@yorkvilleadvisors.com

or at such other address and/or email and/or to the attention of such other person as the recipient party has specified by written notice given to each other party three (3) Business Days prior to the effectiveness of such change. Written confirmation of receipt (i) given by the recipient of such notice, consent, waiver or other communication, (ii) electronically generated by the sender's email service provider containing the time, date, recipient email address or (iii) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

(9)NO IMPAIRMENT. Except as expressly provided herein, no provision of this Debenture shall alter or impair the obligations of the Company, which are absolute and unconditional, to pay the Principal of, Interest and other charges (if any) on, this Debenture at the time, place, and rate, and in the currency, herein prescribed. This Debenture is a direct obligation of the Company. As long as this Debenture is outstanding, the Company shall not, without the consent of the Holder, (i) except with respect to any contractual commitment in effect prior to the date hereof and disclosed in the Periodic Reports or in accordance with any Approved Stock Plan, repay, repurchase or offer to repay, repurchase or otherwise acquire (or allow any of its Subsidiaries repay, repurchase or offer to repay, repurchase or otherwise acquire) for cash Common Shares of the Company (provided, the foregoing shall not (A) restrict any such repayment, repurchase or other acquisition or offer that is financed in connection with such repayment, repurchase or offer), (B) prohibit repurchases by the Company deemed to occur upon exercise of stock options if such Common Shares represent a portion of the exercise price of such options, (C) prohibit the repurchase, acquisition or retirement of Common Shares deemed to occur upon the vesting of restricted shares, or the Company’s withholding of a portion of the Common Shares granted or awarded to pay for the taxes payable upon such grant or award (or the vesting thereof) or to cover any other tax withholding obligations of the Company or any of the Company’s Subsidiaries upon the exercise, vesting or settlement of equity incentive awards (including stock options, restricted stock awards and restricted stock unit awards) or (D) purchases, redemptions or other acquisitions of fractional Common Shares of the Company arising out of a consolidation, merger or sale of all or substantially all of the properties or assets of the Company and its Subsidiaries, taken as a whole, that is permitted by this Debenture); (ii) enter into any agreement with respect to the foregoing; or (iii) enter into any agreement, arrangement or transaction in or of which the terms thereof would contractually restrict or prohibit the Company from performing its obligations under this Debenture, including, without limitation, the obligation of the Company to make cash payments hereunder.

(10)NO STOCKHOLDER RIGHTS. This Debenture shall not entitle the Holder to any of the rights of a stockholder of the Company, including without limitation, the right to vote, to receive dividends and other distributions, or to receive any notice of, or to attend, meetings of stockholders or any other proceedings of the Company, unless and to the extent converted into Common Shares in accordance with the terms hereof.

(11)	CHOICE OF LAW; VENUE; WAIVER OF JURY TRIAL

(a)Governing Law. This Debenture and the rights and obligations of the Parties hereunder shall, in all respects, be governed by, and construed in accordance with, the laws (excluding the principles of conflict of laws) of the State of New York (the “Governing Jurisdiction”) (including Section 5-1401 and Section 5-1402 of the General Obligations Law of the State of New York), including all matters of construction, validity and performance.

(b)	Jurisdiction; Venue; Service.

(i)The Company and the Holder hereby irrevocably consents to the non-exclusive personal jurisdiction of the state courts of the Governing Jurisdiction and, if a basis for federal jurisdiction exists, the non-exclusive personal jurisdiction of any United States District Court for the Governing Jurisdiction.

(ii)The Company and the Holder agree that venue shall be proper in any court of the Governing Jurisdiction selected by the Company or the Holder, as applicable, or, if a basis for federal jurisdiction exists, in any United States District Court in the Governing Jurisdiction. The Company and the Holder waive any right to object to the maintenance of any suit, claim, action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, in any of the state or federal courts of the Governing Jurisdiction on the basis of improper venue or inconvenience of forum.

(iii)Any suit, claim, action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or tort or otherwise, brought by the Company against the Holder or the Holder against the Company arising out of or based upon this Debenture or any matter relating to this Debenture, or any other Transaction Document, or any contemplated transaction, shall be brought in a court only in the Governing Jurisdiction. Neither the Company nor the Holder shall file any counterclaim against the Holder or the Company, as the case may be, in any suit, claim, action, litigation or proceeding brought by the Holder against the Company or by the Company against the Holder, as the case may be, in a jurisdiction outside of the Governing Jurisdiction unless under the rules of the court in which the Company or the Holder, as the case may be, brought such suit, claim, action, litigation or proceeding the counterclaim is mandatory, and not permissive, and would be considered waived unless filed as a counterclaim in such jurisdiction in the suit, claim, action, litigation or proceeding instituted by the Holder against the Company or the Company against the Holder, as the case may be. The Company and the Holder agree that any forum outside the Governing Jurisdiction is an inconvenient forum and that any suit, claim, action, litigation or proceeding brought by the Company against the Holder or the Holder against the Company in any court outside the Governing Jurisdiction should be dismissed or transferred to a court located in the Governing Jurisdiction. Furthermore, the Company and the Holder irrevocably and unconditionally agree that they will not bring or commence any suit, claim, action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Holder or the Company, as the case may be, arising out of or based upon this Debenture or any matter relating to this Debenture, or any other Transaction Document, or any contemplated transaction, in any forum other than the courts of the State of New York sitting in New York County, and the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such suit, claim, action, litigation or proceeding may be heard and determined in such New York State Court or, to the fullest extent permitted by applicable law, in such federal court. The Company and the Holder agree that a final judgment in any such suit, claim, action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(iv)The Company and the Holder irrevocably consent to the service of process out of any of the aforementioned courts in any such suit, claim, action, litigation or proceeding by the mailing of copies thereof by registered or certified mail postage prepaid, to it at the address provided for notices in this Debenture, such service to become effective thirty (30) days after the date of mailing.

(v)Nothing herein shall affect the right of the Holder or the Company to serve process in any other manner permitted by law.

(c)THE PARTIES MUTUALLY WAIVE ALL RIGHT TO TRIAL BY JURY OF ALL CLAIMS OF ANY KIND ARISING OUT OF OR BASED UPON THIS DEBENTURE OR ANY MATTER RELATING TO THIS DEBENTURE, OR ANY OTHER TRANSACTION DOCUMENT, OR ANY CONTEMPLATED TRANSACTION. THE PARTIES ACKNOWLEDGE THAT THIS IS A WAIVER OF A LEGAL RIGHT AND THAT THE PARTIES EACH MAKE THIS WAIVER VOLUNTARILY AND KNOWINGLY AFTER CONSULTATION WITH COUNSEL OF THEIR RESPECTIVE CHOICE. THE PARTIES AGREE THAT ALL SUCH CLAIMS SHALL BE TRIED BEFORE A JUDGE OF A COURT HAVING JURISDICTION, WITHOUT A JURY.

(12)	VOTE TO ISSUE, OR CHANGE THE TERMS OF, THE DEBENTURE

AND OTHER DEBENTURES. Except for Section 4(c)(ii) which may not be amended, modified or waived by the parties hereto, the prior written consent of the Required Holders and the Company shall be required for any change, waiver or amendment to this Debenture and the Other Debentures. Any change, waiver or amendment so approved shall be binding upon all existing and future holders of this Debenture and the Other Debentures; provided, however, that no such change, waiver or, as applied to this Debenture or any of the Other Debentures, shall, without the written consent of the particular holder of this Debenture or such Other Debenture, (i) reduce the amount of Principal, reduce the amount of accrued and unpaid Interest, reduce the Interest Rate or change the Maturity Date, of this Debenture or the Other Debentures, (ii) change the definition of Required Holders, (iii) make any change that adversely affects the conversion rights of this Debenture or the Other Debentures other than as required by this Debenture or the Other Debentures, (iv) reduce the Redemption Amount or change the times at which, or the circumstances under which, this Debenture or the Other Debentures may or will be redeemed or repurchased by the Company, (v) make this Debenture payable in a currency other than U.S. dollars, or (vi) change the ranking of this Debenture or the Other Debentures or (vii) modify any of the provisions of, or impair the right of any holder of this Debenture or the Other Debentures under, this Section (12). An instrument in writing signed by the Required Holders and the Company shall be required for any change or amendment or waiver of any provision to this Debenture and the Other Debentures

(13)WITHHOLDING. Notwithstanding anything in this Debenture to the contrary, the Company shall be entitled to deduct or withhold from any payment made pursuant to this Debenture or the conversion consideration deliverable upon conversion of this Debenture in whole or in part any amount required to be deducted or withheld under applicable law with respect to the making of such payment or delivery; provided, that before making any deduction or withholding pursuant to this Section (13), the Company shall (i) provide reasonable prior notice to the Holder in respect of whom such deduction or withholding is to be made (together with the legal basis therefor), (ii) afford the Holder with a reasonable opportunity to provide any forms or other documentation or take such other steps in order to avoid such deduction or withholding, and (iii) reasonably cooperate with the Holder in good faith to reduce or eliminate any amounts that would otherwise be deducted or withheld. To the extent that amounts are so deducted or withheld and paid over to the relevant governmental authority, such amounts shall be treated for all purposes with respect to this Debenture or such conversion consideration, as applicable, as having been paid to the Person in respect of which such deduction or withholding was made. The Holder shall deliver to the Company on the date hereof (and from time to time thereafter upon the reasonable request of the Company) an executed Internal Revenue Service Form W-9 or W-8, as applicable.

(14)PREVAILING PARTY. If any legal action, dispute or other proceeding is brought for the enforcement of this Debenture or any other Transaction Document, or because of an alleged dispute, breach, default or misrepresentation in connection with any provisions of this Debenture or any other Transaction Document, the successful or prevailing party or parties shall be entitled to recover from the non-prevailing party or parties, reasonable attorneys’ fees, court costs and all expenses, including, without limitation, all such fees, costs and expenses in connection with any appeal, incurred in that action, dispute or other proceeding, in addition to any other relief to which such party or parties may be entitled.

(15)SEVERABILITY. Any waiver by the Holder of a breach of any provision of this Debenture shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Debenture. The failure of the Holder to insist upon strict adherence to any term of this Debenture on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Debenture. Any waiver must be in writing.

(16)CONSTRUCTION; HEADINGS. This Debenture shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any Person as the drafter hereof. The headings of this Debenture are for convenience of reference and shall not form part of, or affect the interpretation of, this Debenture.

(17)CANCELLATION. After all Principal, any accrued Interest and any other amounts at any time owed on this Debenture have been paid in full, this Debenture shall automatically be deemed canceled and shall not be reissued, sold or transferred.

(18)	NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS,

EMPLOYEES AND STOCKHOLDERS. No past, present or future director, officer, employee, incorporator or stockholder of the Company, as such, will have any liability for any obligations of the Company under this Debenture or for any claim based on, in respect of, or by reason of, such obligations or its creation. By accepting this Debenture, the Holder waives and releases all such liability. Such waiver and release are part of the consideration for the issuance of this Debenture.

(19)SEVERABILITY. If any provision of this Debenture is invalid, illegal or unenforceable, the balance of this Debenture shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any Interest or other amount deemed Interest due hereunder shall violate applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the Principal of or Interest on this Debenture as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Debenture, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impeded the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

(20)CERTAIN DEFINITIONS. For purposes of this Debenture, the following terms shall have the following meanings:

(a)	“Affiliate” has the meaning set forth in Rule 144 as in effect on the Issuance Date.

(b)“Amortization Event” shall mean (i) the daily VWAP is less than the Floor Price then in effect for five (5) Trading Days during a period of seven (7) consecutive Trading Days (a “Floor Price Event”), (ii) unless the Company has obtained the approval from its stockholders in accordance with the rules of the Principal Market for the issuance of Common Shares pursuant to the transactions contemplated in this Debenture and the other Transaction Documents in excess of the Exchange Cap, the Company has issued in excess of 99% of the Common Shares available under the Exchange Cap (an “Exchange Cap Event”), or (iii) a Registration Default has occurred (the last such day of each such occurrence, a “Amortization Event Date”).

(c)“Amortization Payment date” shall have the meaning given such term in Section (2)(a).

(d)“Amortization Principal Amount” shall have the meaning set forth in Section (2)(a).

(e)“Applicable Price” shall have the meaning set forth in Section (5)(b).

(f)“Approved Stock Plan” means any employee benefit plan or share incentive plan which has been approved by the Board of Directors of the Company, pursuant to which the Company’s securities may be issued to any employee, officer or director for services provided to the Company.

(g)“Blackout Commencement Notice” means a notice sent by the Company to the Holder that states that the use of the Registration Statement for the resale of Registrable Securities is suspended; provided that the Company may only send such notice to the Holder if there occurs or exists any pending corporate development, filing with the Commission or any other event, in each case that, in the Company’s reasonable and good faith judgment, makes it appropriate to suspend the availability of the Registration Statement.

(h)“Blackout Period” means the period from and including the time of the delivery of any Blackout Commencement Notice to the Holder to the time of the delivery of the related Blackout Termination Notice to the Holder.

(i)“Blackout Period Extension Determination” means a good faith determination by the Company’s board of directors (or a committee thereof duly authorized to act on behalf of such board) that the termination of a Blackout Period would require public disclosure relating to a proposed or pending material business transaction and such disclosure would be reasonably likely to impede the consummation of such transaction or would otherwise be materially detrimental to the Company and its Subsidiaries, taken as a whole.

(j)“Blackout Termination Notice” means a notice sent by the Company to the Holder that states the suspension of the Registration Statement for the resale of the Registrable Securities is no longer needed or appropriate.

(k)“Bloomberg” means Bloomberg Financial Markets (or if not available, a similar service provider of national recognized standing).

(l)“Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday in the United States or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

(m)	“Buy-In” shall have the meaning set forth in Section (4)(b)(ii).
(n)	“Buy-In Price” shall have the meaning set forth in Section (4)(b)(ii).
(o)	“Calendar Month” means one of the twelve months of the year.

(p)“Change of Control Transaction” means the occurrence of (a) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of fifty percent (50%) of the voting power of the Company (except that the acquisition of voting securities by the Holder shall not constitute a Change of Control Transaction for purposes hereof), (b) any transaction or event (whether by means of (A) a share exchange or tender offer applicable to the Common Shares that is subject to the then-applicable tender offer rules under the Exchange Act or (B) a liquidation, consolidation, recapitalization, reclassification, combination or merger of the Company) or a series of related transactions or related events pursuant to which the outstanding Common Shares of the Company are exchanged for, converted into or constitute solely the right to receive cash, securities or other property, and after giving effect to such transaction or event, the Persons who held the Common Shares immediately prior to such transaction or event cease to hold a majority of the voting power of the acquirer or successor immediately following such transaction or event, or (c) a sale, assignment, transfer, conveyance or other disposal of all or substantially all of the properties and/or other assets of the Company and its Subsidiaries on a consolidated basis to another Person other than one or more of the Company’s direct or indirect Wholly Owned Subsidiaries, unless, in connection with the occurrence of any of the events, transactions or other actions described in the foregoing subclauses (a) through (c), all amounts due under this Debenture are paid in full (and solely in the case of a Change of Control Transaction, if the VWAP of the Common Shares as of the relevant date of determination is above the Fixed Price but less than Upper Redemption Threshold, the Company will be permitted to redeem the

Debenture pursuant to a Fixed Price Cash Redemption Notice) or the Holder consents to such Change of Control Transaction.

(q)	“Claims” shall have the meaning set forth in Section (6)(a).

(r)“Closing Price” means the price per share in the last reported trade of the Common Shares on a Principal Market or on the exchange which the Common Shares is then listed as quoted by Bloomberg.

(s)	“Commission” means the Securities and Exchange Commission.

(t)“Common Shares” means the common stock, par value $0.01, of the Company, as such common stock may hereafter be changed or reclassified.

(u)“Company” shall have the meaning set forth in the preamble of this Debenture.

(v)“Conversion Date” shall have the meaning set forth in Section (4)(b)(i)(1).

(w)“Conversion Failure” shall have the meaning set forth in Section (4)(b)(ii).

(x)“Conversion Notice” shall have the meaning set forth in Section (4)(b)(i)(1).

(y)“Convertible Securities” means any securities (other than Options issued in a non-capital raising transaction or issued to lenders in connection with a loan transaction) directly or indirectly convertible into or exercisable or exchangeable for Common Shares.

(z)“Corporate Event” shall have the meaning set forth in Section (5)(d).

(aa)“Debenture” shall have the meaning set forth in the preamble of this Debenture.

(bb)“Dilutive Issuance” shall have the meaning set forth in Section (5)(b).

(cc)“DTC” shall have the meaning set forth in Section (4)(b)(i)(1).

(dd)“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(ee)“Exchange Cap” shall have the meaning set forth in Section (4)(c)(ii).

(ff)“Ex-Dividend Date” means the first date on which the Common Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from the Company or, if applicable, from the seller of Common Share on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

(gg)“Excluded Securities” means any Common Shares issued or issuable or deemed to be issued by the Company: (i) under any Approved Stock Plan, including in respect of Options issued under any Approved Stock Plan, (ii) upon conversion of any of the Debentures issued pursuant to the Purchase Agreement (including the Debentures and Other Debentures and the Common Shares issued in connection with this Debenture and any of the Other Debentures); (iii) upon conversion, exercise or exchange of any Options or Convertible Securities which are outstanding on the day immediately preceding the date of the Purchase Agreement (or are issued pursuant to a binding agreement entered into prior to such date and the early vesting of any Options thereunder); provided, that such issuance of Common Shares upon exercise of such Options or Convertible Securities (x) is made pursuant to the terms of such Options or Convertible Securities in effect on such date (or such date they are issued pursuant to such binding agreement) and such Options or Convertible Securities are not amended, modified or changed on or after such date in a manner that decreases the effective exercise or conversion price or (y) results in the issuance of a number of Common Shares that is less than would be required pursuant to the terms of such Options or Convertible Securities, (iv) upon a stock split, reverse stock split, distribution of bonus shares, combination or other recapitalization events, (v) pursuant to any ATM Sales (as defined in the Purchase Agreement), to the extent permitted to be made under the Purchase Agreement, and, after 45 days from the Issuance Date, any other sales of Common Shares pursuant to an agreement that is substantially similar to that certain At Market Issuance Sales Agreement, dated as of January 17, 2024, and amended as of February 23, 2024 and as of November 7, 2024, by and between the Company and B. Riley Securities, Inc, (vi) pursuant to any other agreement by and between the Company and the Holder, (vii) as matching contributions under the Company’s 401(k) plan or (viii) upon exercise or conversion of Options issued in a non-capital raising transaction or issued to lenders in connection with a loan transaction.

(hh)“Fixed Redemption Notice” shall have the meaning set forth in Section (2)(c).

(ii)	“Floor Price” solely with respect to the Market Price, shall mean $0.3941 per Common Share.

(jj)“Freely Tradable” means with respect to a security that such security (x) is not identified by a “restricted” CUSIP or ISIN number; (y) is not represented by any certificate that bears a restricted security legend, and (z) is eligible to be offered, sold or otherwise transferred pursuant to Rule 144 or otherwise if held by a Person that is not an Affiliate of the Company, and that has not been an Affiliate of the Company during the immediately preceding three (3) months, without any requirements as to volume, manner of sale, availability of current public information or notice under the Securities Act.

(kk)“Fundamental Transaction” means any of the following: (1) the Company effects any merger or consolidation of the Company with or into another Person and the Company is the non-surviving company (other than a merger or consolidation with a Wholly Owned Subsidiary of the Company for the purpose of redomiciling the Company, provided such domicile is within the United States of America), (2) the Company effects any sale of all or substantially all of its and its Subsidiaries’ consolidated assets in one or a series of related transactions, or (3) the Company effects any reclassification of the Common Shares or any compulsory share exchange pursuant to which the Common Shares are effectively converted into or exchanged for other securities, cash or property.

(ll)“Governing Jurisdiction” shall have the meaning set forth in Section (11)(a).

(mm)“Holder” shall have the meaning set forth in the preamble of this Debenture.

(nn)“Indemnified Damages” shall have the meaning set forth in Section (6)(a).

(oo)“Indemnified Person” shall have the meaning set forth in Section (6)(a).

(pp)“Installment Payment” shall have the meaning given such term in Section (2)(b).

(qq)“Installment Payment Date” shall have the meaning given such term in Section (2)(b).

(rr)“Installment Principal Amount” shall have the meaning given such term in Section (2)(b).

(ss)“Issuance Date” shall have the meaning set forth in the preamble of this Debenture.

(tt)“Interest Rate” shall have the meaning set forth in Section (1)(b).

(uu)“Market Price Conversion” shall have the meaning set forth in Section (4)(b)(i)(2).

(vv)“Market Price Conversion Notice” shall have the meaning set forth in Section (4)(b)(i)(2).

(ww)“Market Price Conversion Payment” shall have the meaning set forth in Section (4)(b)(i)(2).

(xx)“Market Price Conversion Payment Notice” shall have the meaning set forth in Section (4)(b)(i)(2).

(yy)“Maturity Date” shall have the meaning set forth in Section (1)(a).

(zz)“New Issuance Price” shall have the meaning set forth in Section (5)(b).

(aaa)“Obligations” means all of the Company’s obligations, indebtedness or liabilities of the Company to the Holder under the Transaction Documents at any time.

(bbb)“Optional Redemption” shall have the meaning set forth in Section (2)(c).

(ccc)“Options” means any rights, warrants or options to subscribe for or purchase Common Shares or Convertible Securities.

(ddd)“Other Debentures” means any other debentures issued pursuant to the Purchase Agreement and any other debentures, notes, or other instruments issued in exchange, replacement, or modification of the foregoing.

(eee)“Payment Premium” means 2.75%.

(fff)“Periodic Reports” shall mean all of the Company’s reports required to be filed by the Company with the Commission under applicable laws and regulations (including, without limitation, Regulation S-K), including annual reports (on Form 10-K), quarterly reports (on Form 10-Q), and current reports (on Form 8-K), for so long as any amounts are outstanding under this Debenture.

(ggg)“Person” means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

(hhh)“Principal” shall have the meaning set forth in the preamble of this Debenture.

(iii)“Principal Market” means the Nasdaq Capital Market; provided however, that in the event the Company’s Common Shares are ever listed or traded on any of the New York Stock Exchange, the NYSE American, the Nasdaq Global Market, or the Nasdaq Global Select Market, or such successor thereto, the “Principal Market” shall mean that market on which the Common Shares are then listed or traded

(jjj)“Purchase Agreement” shall have the meaning set forth in the preamble of this Debenture.

(kkk)“Redemption Amount” shall have the meaning set forth in Section (2)(c).

(lll)“Redemption Notice” shall have the meaning set forth in Section (2)(c).

(mmm)“Registration Default” means, on any day after the Issuance Date until November 12, 2025 (such period the “Resale Registration Statement Effectiveness Period”), the Registration Statement is not effective under the Securities Act or usable for the resale of the Registrable Securities by the Holder, other than as a result of an action or inaction by the Holder (a “Maintenance Failure”), which Maintenance Failure is not cured within five (5) Trading Days;

provided, however, that it will not be a Registration Default to the extent that the number of days during the Resale Registration Statement Effectiveness Period that the Registration Statement is not so effective or usable (inclusive of any Blackout Period) does not exceed an aggregate of either (x) twenty (20) (or, in the case of a Blackout Period Extension Determination for which the Company provides notice to the Holder, thirty (30)) calendar days (whether or not consecutive) in any ninety (90) consecutive calendar day period; or (y) sixty (60) (or, in the case of a Permitted Blackout Period Extension for which the Company provides notice to the Holder, seventy-five (75)) calendar days (whether or not consecutive) during the Resale Registration Statement Effectiveness Period;

(nnn)“Registrable Securities” means all of the Common Shares issuable or issued upon conversion of this Debenture as of the date of determination (without giving effect to any limitations on exercise set forth in Section 4(c)(i)); provided, however, that any such Common Share will cease to be a Registrable Security upon the earliest to occur of the following events: (1) such Common Share is Freely Tradable; (2) such Common Share ceases to be outstanding (or issuable upon conversion of this Debenture as of the date of determination (without giving effect to any limitations on exercise set forth in Section 4(c)(i)); (3) such Common Share (x) is sold or otherwise transferred in a transaction (including, for the avoidance of doubt, a transaction that is registered under the Securities Act) following which such Common Share ceases to be a “restricted security” (as defined in Rule 144); (y) is not identified by a “restricted” CUSIP or ISIN number; and (z) is not represented by any certificate that bears a restricted security legend,

(4) the Debenture would be eligible to be offered, sold or otherwise transferred pursuant to Rule 144 if held by a Person that is not an Affiliate of the Company, and that has not been an Affiliate of the Company during the immediately preceding three (3) months, without any requirements as to volume, manner of sale, availability of current public information (whether or not then satisfied) or notice under the Securities Act and (5) the Debenture is sold or otherwise transferred in a transaction following which the Debenture ceases to be a “restricted security” (as defined in Rule 144).

(ooo)“Registration Statement” has the meaning given such term in the Purchase Agreement.

(ppp)“Required Holders” has the meaning given such term in the Purchase Agreement.

(qqq)“Required Reserve Amount” shall have the meaning set forth in Section (4)(d).

(rrr)“Rule 144” means Rule 144 under the Securities Act (or any successor rule thereto).

(sss)“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(ttt)“Share Delivery Date” shall have the meaning set forth in Section (4)(b)(i)(1).

(uuu)“Share Installment Payment” shall have the meaning given such term in Section (2)(b).

(vvv)“Significant Subsidiary” of any Person means any Subsidiary of that Person that constitutes a “significant subsidiary” (as defined in Rule 1-02(w) of Regulation S-X under the Exchange Act) of that Person.

(www)“Specified Event of Default” means the Events of Default set forth in Sections (3)(a)(i) and (3)(a)(ii).

(xxx)“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of capital stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, general partners or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person; (ii) such Person and one or more Subsidiaries of such Person; or (iii) one or more Subsidiaries of such Person.

(yyy)“Trading Day” means a day on which the Common Shares are quoted or traded on a Principal Market on which the Common Shares are then quoted or listed; provided, that in the event that the Common Shares are not listed or quoted on a Principal Market, then Trading Day shall mean a Business Day.

(zzz)“Transaction Document” has the meaning given such term in the Purchase Agreement.

(aaaa)“Underlying Securities” has the meaning given such term in the Purchase Agreement.

(bbbb)“Upper Redemption Threshold” means 1.3793 multiplied by the Fixed Price

(cccc)“Variable Redemption Notice” shall have the meaning set forth in Section (2)(c).

(dddd)“Violations” shall have the meaning set forth in Section (6)(a).

(eeee)“VWAP” means, for any security as of any date, the daily dollar volume-weighted average price for such security on the Principal Market during regular trading hours as reported by Bloomberg through its “Historical Prices – Px Table with Average Daily Volume” function.

(ffff)“Wholly Owned Subsidiary” of a Person means any Subsidiary of such Person all of the outstanding capital stock or other ownership interests of which (other than directors’ qualifying shares) are owned by such Person or one or more Wholly Owned Subsidiaries of such Person.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Convertible Debenture to be duly executed by a duly authorized officer as of the date set forth above.

COMPANY:

PLUG POWER INC.

By:	/s/ Paul B. Middleton
Name:	Paul B. Middleton
Title:	Chief Financial Officer

EXHIBIT I
CONVERSION NOTICE

(To be executed by the Holder in order to Convert the Convertible Debenture)

TO: PLUG POWER INC.

Via Email:

The undersigned hereby irrevocably elects to convert a portion of the outstanding and unpaid Conversion Amount of Convertible Debenture No. PLUG-1 into Common Shares of PLUG POWER INC., according to the conditions stated therein, as of the Conversion Date written below.

Conversion Date:

Principal Amount to be Converted:

Accrued Interest to be Converted:

Total Conversion Amount to be converted:

Fixed Price:

Market Price:

Applicable Conversion Price:

Number of Common Shares to be issued:

Please issue the Common Shares in the following name and deliver them to the following account:

Issue to:

Broker DTC Participant Code:

Account Number:

Authorized Signature:
Name:
Title:

EXHIBIT II

MARKET PRICE CONVERSION NOTICE

(To be executed by the Holder in order to initiate Market Price Conversions)

TO: PLUG POWER INC.

Via Email:

The undersigned hereby elects to convert up to $[ ] of unpaid Principal, together with all accrued and unpaid interest on such Principal, as of the first calendar day of the Calendar Month set forth below, of Convertible Debenture No. PLUG-1 into Common Shares of PLUG POWER INC., according to the conditions stated therein, at the Market Price during the Calendar Month set forth below. Capitalized terms used but not defined herein shall have the meaning ascribed thereto in Convertible Debenture No. PLUG-1.

The Holder will be eligible to begin submitting Market Price Conversions on [ ]1 if the Holder does not receive a Market Price Conversion Payment Notice from the Company prior to [ ]2.

Calendar Month:

Principal Amount eligible to be Converted3:

Accrued Interest on such Principal Amount as of the
first calendar day of the Calendar Month set forth
above eligible to be Converted:

Total Conversion Amount eligible to be converted at
the Market Price during the Calendar Month set
forth above:

Applicable Market Price Conversion Payment:

Applicable Market Price Conversion Payment
Deadline (if elected by the Company)4:

Authorized Signature:
Name:
Title:

1 The first calendar day of the applicable Calendar Month.

2 The first calendar day of the applicable Calendar Month.

3 Not to exceed $22,500,000 in any given Calendar Month.

4 To be the last Trading Day of the applicable Calendar Month.